Mail Stop 3561

January 24, 2006

Mr. Emanuel Avner
Chief Financial Officer
Blue Square-Israel LTD.
2 Amal Street
Rosh Ha`ayin 48092, Israel

		RE:	Blue Square-Israel LTD.
			Form 20-F for Fiscal Year Ended December 31, 2004
			Filed June 30, 2005
			Form 20-F/A for Fiscal Year Ended December 31, 2004
			Filed January 18, 2006
			File No. 333-05024

Dear Mr. Avner:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief